EX-33.2
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Management Assessment


Management of Merrill Lynch Bank & Trust Co., FSB (the "Company") is responsible for assessing compliance with the applicable servicing criteria set forth in
Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of residential mortgage loans serviced for others (the "Platform") as of and for the year ended December 31, 2007, except for the servicing criteria listed below, which the Company has determined are not applicable to the activities it performs.

Although loans that were subject to securitization transactions prior to January 1, 2006 and loans that are not subject to securitization transactions are not covered by Regulation AB, the Company's management assessed the effectiveness of the Company's compliance with the applicable servicing criteria by reviewing a sample of such loans on the Platform (including loans that management is not aware are securitized).

Also, as clarification, with regard to servicing criteria as set forth in Item 1122(d)(3), in respect to loans serviced for securitizations, the term "investor" shall mean Master Servicer; for all others, or in cases in which the Company does not know if a loan has been securitized, the term "investor" shall mean owner of the loan.

With regard to servicing criterion set forth in Item 1122(d)(1)(iii), the transaction documents do not require the Company to maintain a back-up servicer. Therefore, the Company has determined that this criterion is not applicable to the activities it performs.

With regard to servicing criterion set forth in Item 1122(d)(3)(i)(C), the transaction documents do not require the Company to file reports with the Commission. Therefore, the Company has determined that this criterion is not applicable to the activities it performs.

With regard to servicing criterion set forth in Item 1122(d)(4)(xv), the transaction documents do not require the Company to maintain any external enhancement or support. Therefore, the Company has determined that this criterion is not applicable to the activities it performs.

In addition, the Company's management has determined that LandAmerica Tax and Flood Services, Inc. ("LandAmerica") and Bank of America Lock Box Services ("Bank of America") are not "servicers" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each such vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06,


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management has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company's management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

With respect to servicing criteria set forth in Item 1122(d)(4)(xi) and Item 1122(d)(4)(xii), in instances in which the Company has created an escrow account for the purpose of paying property taxes, management has engaged LandAmerica to deliver the property tax payments to the taxing authorities on behalf of the Company. LandAmerica provided the Company with its own Report on Assessment of Compliance with Regulation AB Servicing Criteria as it relates to servicing criteria set forth in Item 1122(d)(4)(xi) and Item 1122(d)(4)(xii) for those securitized pools of loans subject to Regulation AB and from which LandAmerica provides such services to more than 5% of the pool. Neither the Company nor LandAmerica noted any instances of material noncompliance with regard to LandAmerica's compliance with such criteria.

With respect to servicing criterion set forth in Item 1122(d)(4)(iv), the Company has engaged Bank of America for the purpose of processing payments made by borrowers via check. The Company noted no instances of material noncompliance with regard to Bank of America's compliance with such criterion.

The Company's management has assessed the effectiveness of the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB, except for the servicing criteria listed above, which the Company has determined are not applicable to the activities it performs.

Based on such assessment, as of and for the year ended December 31, 2007, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform except for Items 1122(d)(2)(ii) and 1122(d)(3)(i)(B). With respect to servicing criterion set forth in Item 1122(d)(2)(ii), the Company maintained a list of employees authorized for the remittance of wires. The Company did not maintain samples of signatures or individual approval limits with respect to the list of employees, and since the time of the examination of the Company's compliance with the Servicing Criteria, the Company has added the signatures and limits. With respect to servicing criterion set forth in Item 1122(d)(3)(i)(B), the Company had calculated an incorrect cutoff date with regard to remittances on two of the Company's own securitizations, resulting in an early payment to the Trustee in both instances. These securitization transactions were issued in 2002 and are therefore not subject to the Regulation AB Servicing Criteria. They were, however, included in the Platform as stated above. The Company has corrected this issue since the time of the examination, as well.


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Deloitte & Touche LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2007.

/s/ Willis H. Newton, Jr.                                       3-7-08
Willis H. Newton Jr.                                            Date
Executive Vice President and Chief Financial Officer


/s/ Nancy Segreto                                               3-7-08
Nancy Segreto                                                   Date
Senior Vice President, Loan Operations


/s/ Tony Sachs                                                  3-7-08
Tony Sachs                                                      Date
Vice President, Secondary Marketing


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A DIVISION OF MERRILL LYNCH BANK & TRUST CO.,FSB

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